Exhibit 99.1

For further Information contact:

Robert B Harris, Ph.D.

President/CSO

Commonwealth Biotechnologies, Inc.

804-648-3820

Commonwealth Biotechnologies, Inc. and Prism Pharmaceuticals, Inc.,

Enter into License Agreement to Develop

Helix-Based Peptide Technologies

RICHMOND, VA (January 5, 2006) – Commonwealth Biotechnologies, Inc., (CBI), (NASDAQ Capital Market; CBTE) announced today that it has entered into an exclusive, worldwide license agreement with Prism Pharmaceuticals, Inc. to develop, manufacture and commercialize CBI’s helix-based peptide technologies. Conceived, developed and patented by CBI, this series of compounds is currently under investigation for the treatment of acute care cardiovascular indications.

“We are pleased to partner with a company with the extensive cardiovascular experience required to rapidly advance our technology through the clinical development and regulatory process, and manage the eventual manufacturing and commercialization,” said Robert B. Harris, President and CEO, CBI, and co-inventor along with Dr. Michael Sobel, Chief of Surgery at the VA Puget Sound and Professor of Vascular Surgery, University of Washington, Seattle, WA. “For me, a basic scientist, it is extremely gratifying to move a compound from the design and testing stage into the clinical development process.”

‘We join CBI in our enthusiasm about the potential clinical and market value of this technology,” said Warren D. Cooper, President and CEO of Prism.

Under the terms of the agreement, Prism will pay to CBI a nominal signing fee, milestone payments against product approvals, and royalties from net product sales. Milestone payments for FDA or USDA approvals include $5 million for first approved use, $2.5 million for the second approved use, and $1.25 million for the third approved use. Further, at its discretion, Prism will contract with CBI to facilitate testing and related activities in support of the investigational new drug (IND) application.

About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

About Prism Pharmaceuticals, Inc.

Prism Pharmaceuticals, Inc., headquartered in King of Prussia, PA, is a specialty pharmaceutical company committed to developing and commercializing acute care cardiovascular products. Prism is focused on recognizing unfulfilled potential in existing compounds and comprehensively developing them to achieve their full market potential. The company was founded in 2004 by Essex Woodlands Health Ventures, one of the country’s oldest and most established health care venture firms.

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Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under the license agreement referenced herein;

•	CBI’s will receive any milestone payments anticipated under the license agreement referenced herein;

•	CBI will receive any royalty payments anticipated under the license agreement referenced herein;

•	Any of the licensed products referenced herein will be successfully developed, receive FDA or USDA approval, or ever be manufactured or commercialized.

A number of factors, including market demands, unforeseen obstacles in the regulatory processes, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.